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                                                                    Exhibit 99.0


Independent Auditors' Report

The Board of Directors
Union Bankshares Corporation

We have audited the accompanying consolidated statements of income, changes in stockholders' equity and cash flows of Union Bankshares Corporation and subsidaries for the year ended December 31, 1998. These consolidated statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of Union Bankshares Corporation and subsidiaries for the year ended December 31, 1998, in conformity with accounting principles generally accepted.


/s/ KPMG LLP

Richmond, Virginia
February 9, 1999, except as to Note 14, which is as of February 11, 1999